Exhibit 3.1

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

Effective Date: As of April 3, 2017	U.S. $1,750,000.00

FOR VALUE RECEIVED, PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation (“Borrower” or the “Company”), having any address at 1311 Pineview Drive, Morgantown, West Virginia 26506, promises to pay to the order of SUMMIT RESOURCES, INC., a  West Virginia corporation, having an address at 303 Middle Collison Road, Mount Lookout, West Virginia 26678, or its successors or assigns (the “Lender”) or any subsequent holder of this Note (with the Lender, the “Holder”), the sum of up to One Million Seven Hundred and Fifty Thousand ($1,750,000.00) Dollars, or such lesser amount as may be outstanding from time to time (the “Principal Amount”) and any interest, fees, charges, and late fees, less all prior prepayments or “Mandatory Installment Payments” (as hereinafter defined), on March 31, 2020 (the “Maturity Date”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1.             Certain Agreements of the Borrower..

1.1.      Use of Proceeds.           The Company will utilize $1,250,000 of the maximum of $1,750,000 to be provided by the Lender (the “Loan”), as evidenced by this ~~s~~ Senior Secured Convertible Promissory Note (the “Note”) to purchase an item of equipment that has been defined as the “Instrument” in that certain term sheet submitted by the Company to the Lender dated as of March 31, 2017. The $500,000 balance of the proceeds of the Loan will be funded by the Lender in April and May 2017 and shall be used by the Borrower and its Subsidiaries for working capital (the “Working Capital Loan”). The Company acknowledges that the Lender has previously advanced $100,000 to the Company (the “Initial Advance”) which is deemed to be part of the $500,000 Working Capital Loan amount evidenced by this Note.

1.2           Lockbox.           The Company will establish a separate lockbox account at B,B&T Bank, Morgantown, West Virginia (the “Lockbox Account”), in which the Chief Executive Officer of the Borrower and Steve Antoline, a Affiliate of the Lender (“Antoline”) shall be the sole signatories. All of the terms and conditions of the purchase agreement between the Company and the seller with respect to the purchase of the Instrument shall be subject to the reasonable approval and consent of Antoline or, in his absence or unavailability, any other individual designated by the Lender.

1.3           Prepayment of Working Capital Loan and Mandatory Installment Payments.            For so long as any portion of the Principal Amount of this Note and any interest at the Interest Rate shall be outstanding, the Holder shall receive the payments set forth below.

           (a)           Prepayment of Working Capital Loan. An aggregate of thirty (30%) percent of the net proceeds received (after placement agent, underwriting discounts and commissions and offering expenses) by the Company from any equity or equity type financing(s) shall be applied to reduce and prepay the $500,000 Working Capital Loan portion of the entire Loan, plus accrued Interest thereon. Any such prepayments shall be applied first to accrued and unpaid Interest at the Interest Rate below, and then to reduce the outstanding Principal Amount of the Working Capital Loan.

           (b)           Mandatory Installment Payments. On a monthly basis, commencing 30 days after installation of the Instrument, the Company shall pay to the Holder monthly installment payments of Principal Amount and accrued interest on this Note at the Interest Rate (each a “Mandatory Installment Payment”) which shall be equal to the greater of:

(A) $62,030.86, or

(B) a total of twenty (20%) percent of all gross revenues received by the Company (each a “Cash Receipt”) from the use of such Instrument.

An Amortization Schedule of the minimum monthly payment due is attached as Exhibit “A”.

All Cash Receipts shall be paid into the Lockbox Account. The greater of $62,030.86 or twenty (20%) percent of such Cash Receipts shall be immediately remitted to the Holder either simultaneously following receipt thereof, and in no event later than the 10th day of each month immediately following the month in which any Cash Receipts shall have been deposited in the Lockbox Account. The balance of such Cash Receipts shall be remitted to the Company’s general operating account. All customers of the Company issuing purchase orders for biological samples or other services utilizing the Instrument shall be instructed to make all payments to the Lockbox Account, and the Borrower shall provide the Holder with true and complete copies of all purchase orders in respect thereof.

All Mandatory Installment Payments shall be applied first to accrued and unpaid interest at the Interest Rate and then to reduce the then outstanding Principal Amount of this Note.

1.4           Interest.           This Note shall accrue interest at the rate of fifteen (15%) per annum, (the “Interest Rate”) on the outstanding Principal Amount of this Note commencing as of the date of the Initial Advance. Interest on the then outstanding Principal Amount of this Note shall be payable together with each payment of such Principal Amount that is required to be made pursuant to Section 1.3 above. Upon the occurrence and during the continuation of an Event of Default (as defined below) interest shall automatically accrue on the outstanding Principal Amount beginning on the date the applicable Event of Default occurred at an interest rate equal to 20% per annum.~~.~~ Interest calculated hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, and shall be payable in accordance with the terms of this Note.

1.5       Prepayment.

           (a)           Optional Prepayment.            The Borrower may prepay all or any portion of this Note at any time and from time to time prior to the Maturity Date upon giving the Lender not less than fifteen (15) days prior written notice of Borrower’s intention to make a prepayment (the “Prepayment Notice”); which shall specify (i) the Principal Amount of this Note being prepaid and (ii) the date fixed for such prepayment (the “Prepayment Date”). The Holder shall have the right (but not the obligation) to convert all or any portion of the Principal Amount of this Note into Common Stock of the Company, as provided below prior to the Prepayment Date.

           (b)            Mandatory Prepayment.           Subject to the Holder’s right to convert the Note into Common Stock, in the event that the Company shall consummate a public offering of its Common Stock or other equity securities at any time prior to the Maturity Date in which the Company shall receive gross proceeds in excess of $5,000,000 (a “Public Offering”), the Company shall prepay the then entire outstanding Principal Amount of this Note and all accrued interest hereon, out of the net proceeds from any such Public Offering.

1.6           Warrant.           In consideration of its making of the Loan and in addition to interest and any other charges to be paid pursuant to this Note and any of the Transaction Documents, the Borrower hereby grants to the Lender or its designees a seven year warrant to purchase 20,000,000 shares of the “Common Stock” (as herein defined) of the Company, all in accordance with the terms and conditions of the Warrant annexed hereto as Exhibit A (the “Warrant”).

2.             Security. As set forth in the Security Agreement annexed hereto as Exhibit B, this Note and all obligations of the Borrower and the Subsidiary Guarantor shall be secured by a first priority lien and security interest on all of the unencumbered assets and properties of the Company and its Subsidiary Guarantor that are set forth and described in the Security Agreement, including, without limitation (a) the Instrument, and (b) a collateral assignment of all purchase orders and contracts between the Company and its customers in connection with the use of the Instrument.

3.            Guaranty Agreement.           This Note and all of the obligations of the Borrower under all of the Transaction Documents shall be unconditionally and irrevocably guaranteed by the Subsidiary Guarantor, pursuant to the guaranty agreement in the form of Exhibit C annexed hereto.

4.             Conversion.

4.1.            Conversion Price. Subject to the adjustments set forth herein, the Holder of the Note may, at his or its option, convert all or any unpaid portion of the Note into fully paid and non-assessable common stock, $0.0001 par value per share (“Common Stock”) of the Borrower, at any time at a conversion price equal to the lower of $0.075 per share (as adjusted by the contemplated the reverse stock split), or (b) 85% of the offering price per share of the Common Stock in the contemplated Public Offering (the “Conversion Price”).

4.2.            Conversions. The Holder has the right at any time following an Event of Default, at its election, to convert (each instance of conversion is referred to herein as a “Conversion”) all or any part of the outstanding Principal Amount into shares (“Conversion Shares”) of fully paid and non-assessable Common Stock,: the number of Conversion Shares equals the Principal Amount of this Note being converted (the “Conversion Amount”) divided by the Conversion Price. Conversion notices in the form attached hereto as Schedule 1 (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method of Holder’s choice (including but not limited to facsimile, email, mail, overnight courier, or personal delivery), and all Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with this Note

4.3.            Any Conversion Shares issued pursuant hereto that are not Rule 144 Eligible at the time they are issued shall be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), and the certificate(s) representing the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

5.             Defaults and Remedies.

5.1.            Defaults. The following are events of default under this Note (each, an “Event of Default”):

(a)        Borrower shall fail to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder, including, without limitation, the prepayment of the Working Capital Loan and the Mandatory Installment Payments set forth in Section 1.3 above;

(b)        Borrower shall fail to deliver any Conversion Shares in accordance with the terms hereof;

(c)        a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days;

(d)        Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower shall make a general assignment for the benefit of creditors;

(f)        Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign);

(g)        an involuntary proceeding shall be commenced or filed against Borrower;

(h)        Borrower shall default or otherwise fail to observe or perform any material covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Security Agreement and/or the Definitions which are attached as Attachment 1);

(i)        any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

(j)        the occurrence of a Fundamental Transaction without Lender’s prior written consent; or

(k)        any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender.

5.2.            Remedies. At any time and from time to time after Holder becoming aware of the occurrence of any Event of Default and during the continuation of such Event of Default, the Holder of this Note may accelerate this Note by written notice to Borrower, with the outstanding Principal Amount together with all interest at the Default Interest Rate becoming immediately due and payable in cash.

6.             Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

7.             Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8.             Effect of Certain Events.

8.1.            Adjustment Due to Distribution. If Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to Borrower’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had the Holder been the record owner of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

8.2.            Adjustments for Stock Split. Notwithstanding anything herein to the contrary, any references to share numbers or share prices shall be appropriately adjusted for any stock dividend, stock split (including a reverse stock split), stock combination or other similar transaction.

9.             Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements. Borrower also agrees to pay for any costs, fees or charges of its transfer agent that are charged to Lender pursuant to any Conversion or issuance of shares pursuant to this Note.

10.           Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of West Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of West Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of West Virginia. The parties agree that the exclusive venue for any action, suit or proceeding brought pursuant to this Note or any related Transaction Document shall be in the Circuit Court of Nicholas County, West Virginia and the parties agree to submit to such venue.

11.           Cancellation. After repayment or conversion of the entire outstanding Principal Amount plus all interest and other charges due pursuant to this Note and any related Transaction Document, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12.           Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13.         Usury. The Borrower hereby covenants and agrees that the Loan and the transactions contemplated by this Note represents a non-traditional loan, instrument and financial arrangement and includes consideration provided by the Lender in addition to the proceeds of the Loan. Accordingly, the Borrower waives in all respects, any claim or defense of usury and any other claim or defense related, directly or indirectly, to any interest or other amount being charged in connection with the performance of its obligations hereunder and under any exhibit hereto.

14.        Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and (subject to compliance with the provisions hereof and applicable securities laws) any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of Borrower. Lender shall promptly notify Borrower of any such transfer.

15.           Notices. Whenever notice is required to be given under this Note, such notice shall be given in accordance with the addresses set forth in this Note.

16.           Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

17.           Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

18.           Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

PROTEA BIOSCIENCES GROUP, INC.

By:
Name:	Stephen Turner
Title:	Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

SUMMIT RESOURCES, INC.

By:
Name: Steve Antoline, Title: President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.               “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock and other than a reverse split as described in the Company’s definitive proxy statement filed with the SEC in 2017), or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A2.           “Rule 144 Eligible” means Conversion Shares that are eligible for immediate resale without restriction pursuant to the registration exemption afforded by Rule 144.

A3.            “Subsidiary Guarantor” shall mean Protea Biosciences, Inc., a Delaware corporation.

A4.           “Transaction Documents” means, collectively, (a) this Note, (b) the Security Agreement, (c) the Guaranty Agreement of the Subsidiary Guarantor, and (d) the Warrant.

Schedule 1

[Name and Address of Holder of Note]

______________

 ______________

______________

Protea Biosciences Group, Inc.	Date:

Attn: Stephen Turner, CEO

1311 Pineview Drive, Suite 501

Morgantown, West Virginia 26505

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Protea Biosciences Group, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Senior Secured Convertible Promissory Note made by Borrower in favor of Lender on March [___], 2017 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________

B.	Conversion #: ____________

C.	Conversion Amount: ____________

D.	Conversion Price: _______________

E.	Conversion Shares: _______________ (C divided by D)

F.	Remaining outstanding Principal Amount of Note: ____________*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Conversion Notice (by facsimile transmission or otherwise) to:

_____________________________________

_____________________________________

_____________________________________

Sincerely,

[Holder of Note]:

________________